                           CERTIFICATE OF DESIGNATION
                            OF RIGHTS AND PREFERENCES

                                   RELATING TO

                      SERIES B CONVERTIBLE PREFERRED STOCK

         Boots & Coots International Well Control, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said Corporation effective the 28th day of April 2000, adopted the following resolution:

         RESOLVED, that out of the Corporation's 5,000,000 authorized shares of preferred stock, par value $.00001 per share ("Preferred Stock"), there shall be a series of Preferred Stock designated and known as "Series B Convertible Preferred Stock" consisting of 100,000 shares ("Series B Stocle') with an aggregate face value of $10,000,000 ($100.00 per share), which shall have the following relative rights, preferences, voting powers, qualifications and privileges:

         1. Voting.

         1A. General Voting Rights. Except as may be otherwise provided in subparagraph 1B, the terms of the Series B Stock or by law, the Series B Stock shall be entitled to notice of all stockholders' meetings in accordance with the Corporation's By-laws, and the holders of the Series B Stock shall be entitled to vote on all matters submitted to the stockholders for a vote, together with the holders of the common stock, $0.00001 par value per share, of the Corporation ("Common Stock"), as a single class with each share of Common Stock. Each share of Series B Stock shall be entitled to 100 votes on all such matters.

         1B. Separate Voting Rights. In addition to the general voting rights set forth in subparagraph 1A, but subject to the qualifications hereinafter set forth, the holders of the Series B Stock shall have the right to vote, separately as a single class, at a meeting of the holders of the Series B Stock or by such holders' written consent or at any annual or special meeting of the stockholders of the Corporation on any agreement or other corporate action which would adversely affect the powers, rights, or preferences of the holders of the Series B Stock. A majority of the shares of Series B Stock, represented in person or by proxy, shall constitute a quorum at any meeting of the holders of the Series B Stock. Action may be taken at any meeting of the Series B Stock holders at which a quorum is present by the holders of a majority of the shares of Series B Stock represented at such meeting in person or by proxy. The holders of Series B Stock may take action, in lieu of a meeting, by a written consent signed by the holders of such number of shares of Series B Stock as is required to approve such action at any meeting of the holders of Series B Stock.

         2. Dividends.

         2A. Cumulative Dividends. The holders of record of the Series B Stock shall be entitled to receive cumulative dividends at a rate of ten percent (10%) per annum on the face value ($100 per share) denominated thereon (subject to adjustment for stock splits, stock dividends, reorganization, reclassification or similar events) (the "Adjusted Face Value"). At the discretion of the Corporation, any and all dividends, when paid, shall be payable in additional shares of Series B Stock in lieu of cash. The Series B Stock shall bear a new dividend rate of fifteen percent (15%) per annum on the Adjusted Face Value if the Series B Stock is not convertible into Common Stock within six months after the issuance of the Series B Stock because the Corporation does not at such future date have available sufficient shares of Common Stock necessary to fulfill the conversion requests of the holders of Series B Stock.

         2B. Payment. Dividends on shares of Series B Stock shall be payable semi-annually in arrears, when and as declared by the Board, on October 1 and April 1 of each year Or the next business day if such date falls on a Saturday, Sunday, or legal holiday (herein referred to as a "Dividend Payment Date") to holders of record as they appear on the records of the Corporation on any record date not exceeding sixty (60) days preceding such Dividend Payment Date; provided, however, that if the initial Dividend Payment Date following the issuance of shares of Series B Stock represents less than a full quarterly period, the dividends for such period shall be due and payable on the next succeeding Dividend Payment Date. Dividends in arrears may be declared by the Board and paid at any time without reference to any regular Dividend Payment Date to holders of record on any record date, not exceeding sixty (60) days preceding the payment date thereof, as may be fixed by the Board.

         2C. Dividends on Common or Junior Stock. The Series B Stock shall rank senior to all Junior Stock (as defined below) of the Company with respect to the payment of dividends. No dividend or distribution (other than a dividend or distribution paid in Common Stock or in any other Junior Stock (as defined below)) shall be declared or paid or set aside for payment on the Common Stock or on any other Junior Stock, nor shall any Common Stock or any other Junior Stock be redeemed, purchased or otherwise acquired for any consideration (other than shares of stock ranking pari pass or junior to the Series B stock) (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for shares of Common Stock or other Junior Stock) unless, in each case, full cumulative dividends on all outstanding shares of the Series B Stock shall have been declared and paid through and including the most recent Dividend Payment Date. "Junior Stock" shall include the Common Stock and all other equity securities of the Corporation on par with the Common Stock in the payment of dividends, in the distribution of assets, upon redemption and upon dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

         3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any Deemed Liquidation (as defined below), before any distribution or payment is made with respect to any Junior Stock, holders of each share of Series

B Stock shall be entitled to be paid an amount equal to the Adjusted Face Value denominated thereon plus, in the case of each share, an amount equal to all dividends accrued or declared but unpaid thereon, computed to the date payment thereof is made available, and the holders of Series B Stock shall not be entitled to any further payment, such amount payable with respect to Series B Stock being sometimes referred to as the "Liquidation Payments". If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Stock shall be insufficient to permit payment to the holders of Series B Stock of the amount distributable to such parties, then the entire assets of the Corporation available to be so distributed, if any, shall be distributed among the holders of the Series B Stock pro rata, based upon the number of shares of Series B Stock held. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series B Stock shall have been paid in full the entire Liquidation Payments to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of Junior Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by reputable overnight courier service, not less than 20 days prior to the payment date stated therein, to the holders of record of Series B Stock entitled to such Liquidation Payments, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding of the Corporation within the meaning of the provisions of this paragraph 3 ("Deemed Liquidation").

         4. Conversion.

         4A. Conversion. Immediately following the date upon which the Corporation has had a shareholders meeting at which the number of authorized shares of Common Stock of the Corporation has been increased (and a certificate of amendment to such effect has been filed with the Delaware Secretary of State), the Corporation may elect, in its sole discretion, to cause the conversion of any or all shares of Series B Stock and all accrued but unpaid dividends owing thereon through the date of conversion into shares of Common Stock. In such event, the number of shares of Common Stock to be issued on account of each share of Series B Stock shall be determined by dividing (i) the Adjusted Face Value plus the amount of any accrued but unpaid dividends thereon by (ii) $0.75 (the "Per Share Conversion Price"). The Per Share Conversion Price shall be adjusted similarly to the face value for stock splits, stock dividends, reorganization, reclassification or similar events in a manner that maintains ratio of the Adjusted Face Value to the Per Share Conversion Price as of the date of issuance of the Series B Stock.

         4B. Mechanics of Conversion. To effect a conversion of shares of Series B Stock, the Corporation shall give written notice to the holder(s) thereof of its intention to convert such shares and the date upon which such conversion is to occur. Such notice shall also state the date, place and time at which the holder of the shares of Series B Stock to be redeemed is to tender the shares of Series B Stock being redeemed in exchange for the shares of Common Stock to be delivered at such time by the Corporation. On the date set forth in such notice, provided that the Corporation tenders the shares of Common Stock to be issued upon the conversion of the Series B Stock, the shares of Series B Stock to be converted shall no longer be outstanding and shall thereafter represent only the right to receive the shares of Common Stock issuable upon the conversion thereof. The shares of Common Stock issued upon such conversion shall bear a restrictive legend substantially as follows:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. SUCH SHARES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS AND THE DELIVERY TO THE COMPANY OF A WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

         4C. No Reservation of Shares of Common Stock. The holders of Series B Stock specifically acknowledge that no reservation of shares of Common Stock shall be made prior to the time that the Corporation has a shareholders meeting at which the authorized shares of Common Stock are increased (and a certificate of amendment to such effect has been filed with the Delaware Secretary of State) and that they have no claim or right to any such shares prior to such time.

         5. Restrictions and Limitations. For so long as any shares of Series B Stock remain outstanding, and subject to the right of holders of Series B Stock to vote on certain matters separately as a class pursuant to paragraph 1B hereof, the Corporation shall not, without the approval of the holders of at least a majority of the then outstanding shares of Series B Stock:

                  (i) redeem, purchase or otherwise acquire for value (other than shares of stock ranking pari passu junior to the Series B stock) (or pay into or set aside a sinking fund for such purpose) any shares of Junior Stock;

                  (ii) amend, repeal or change any provision of, or add any provision to, this Designation of Preferences; or

                  (iii) amend, repeal or change any provision of the Corporation's Restated and Amended Certificate of Incorporation or By-laws if such action would materially adversely impact the Series B Stock or the designation, powers, preferences and rights and the qualifications, limitations and/or restrictions thereof provided for herein.

                  (i) redeem, purchase or otherwise acquire for value (or pay into or set aside a holding fund for such purpose) any shares of Junior Stock-

                  (ii) amend, repeal or change any provision of, or add any provision to, this Designation of Preferences; or

                  (iii) amend, repeal or change any provision of the Corporation's Restated and Amended Certificate of Incorporation or By-laws if such action would materially adversely impact the Series B Stock or the designation, powers, preferences and rights and the qualifications, limitations and/or restrictions thereof provided for herein.

         IN WITNESS WHEREOF, said Corporation has caused this Designation of Preferences to be signed by Larry H. Ramming, its Chief Executive Officer, and attested by Brian Krause, its Assistant Secretary, this ___ day of April 2000, and by execution hereof does declare and certify that this is the act and deed of the Corporation and the facts herein stated are true.


                                      ------------------------------------------
                                      Larry H. Ramming, Chief Executive Officer


                                      ------------------------------------------
                                      Brian Krause, Assistant Secretary